Exhibit 99.1

For Immediate Release	Contact:
Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

Christoffer Jensen,
VP Communications
Nycomed Group
(+45) 46 77 11 12

CHMP RECOMMENDS AUTHORIZATION TO MARKET PREOTACT® (PREOS®) IN EUROPE

Salt Lake City — February 23, 2005— NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) (www.npsp.com) and its partner Nycomed (www.nycomed.com) announced today that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA, www.emea.eu.int) has adopted a positive opinion recommending authorization for Nycomed to market Preotact® (parathyroid hormone [rDNA origin] for injection) in the European Union. Preotact® is the European brand name for PREOS® which NPS licensed to Nycomed in 2004 for development and marketing in Europe. PREOS®/Preotact® has been studied by NPS for the treatment of osteoporosis in postmenopausal women.

The CHMP recommendation is the last step prior to receipt of marketing authorization by the EMEA. Nycomed anticipates that the European Commission (EC) will ratify the CHMP opinion and issue a marketing authorization during the second quarter of 2006. If granted, Nycomed expects to be ready to launch Preotact® in Europe during the second half of 2006. EU marketing authorization is valid in all 25 member states of the European Union. NPS Pharmaceuticals has filed a new drug application for clearance to market PREOS® in the U.S. with the U.S. Food and Drug Administration. The application is currently under review by the FDA.

“We congratulate Nycomed on reaching this regulatory milestone and look forward to the launch of Preotact® in Europe later this year. With 20 million women in Europe suffering from osteoporosis, Preotact® represents an important new therapeutic option for these patients,” said Hunter Jackson, Ph.D., NPS chairman and CEO.

“Preotact® will be an important drug for Nycomed. The CHMP’s positive opinion confirms the therapeutic value of Preotact®,” said Hakan Bjorklund, Nycomed CEO.

About the Product

PREOS®/Preotact® is recombinant human parathyroid hormone. NPS has studied PREOS in a number of clinical settings to document its safety and effects on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind and placebo-controlled clinical trial designed to evaluate the potential of PTH to reduce the risk of first and subsequent vertebral fractures in post-menopausal women.

In the TOP study PREOS® demonstrated a statistically significant reduction in the risk of new vertebral fractures in women with and without pre-existing osteoporosis-related fractures. Results from the TOP study have been the foundation of both the E.U. and the U.S. marketing authorization applications.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has one FDA-approved product, one product candidate undergoing regulatory review for approval to market in the U.S. and Europe, as well as other drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

About Nycomed

Nycomed is a pharmaceutical company dedicated to meeting needs in Europe. The company provides hospital products throughout the region and general practitioner and pharmacy medicines in selected markets.

New products are sourced through licensing agreements with research companies. Here Nycomed provides late-stage clinical development, registration and marketing.

Headquartered in Roskilde, Denmark, the company employs about 3,000 people throughout Europe and Russia-CIS. Nycomed is privately owned and had 2004 revenue of €644.6 million. For more information visit www.nycomed.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: Nycomed’s anticipation that the EMEA will ratify the CHMP opinion and issue marketing authorization during the second quarter of 2006; Nycomed’s expectation that it will be ready to launch Preotact®; the FDA may delay approval or may not approve any of our product candidates, including PREOS®; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of February 23, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2004, and our Quarterly Report on Form 10Q for the quarter ended September 31, 2005.